Exhibit 99.1
Cereplast Reports First Quarter 2011 Results
Grew First Quarter Revenue to $7.2 Million vs. $0.3 Million A Year Ago
Reiterates 2011 Annual Revenue Guidance of $28.0 to $34.0 Million
EL SEGUNDO, Calif. — May 16, 2011 — Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary bio-based, compostable and sustainable plastics, announced financial results for its first quarter ended March 31, 2011.
“The first quarter 2011 results reflect the initial quarter of significant revenues for the company and demonstrate the momentum of our business as we continue to benefit from legislation banning the use of plastic bags and suggesting the use of bioplastic in the European Union and other emerging markets, as well as the higher cost of commodities,” said Frederic Scheer, Chairman and Chief Executive Officer of Cereplast. “This momentum sets the stage for strong future growth as illustrated by the increased customer activity in Europe and establishment of important distribution relationships that are expected to ramp in scope and size throughout the remainder of the year.”
Scheer continued, “To satisfy the expected growth in revenues, we announced plans for a strategically located plant in Italy solidifying our continued commitment to meet the increasing demand for bioplastic resin in Europe. This is one of several initiatives in place to support growth and improve gross margins.”
First Quarter 2011 and Recent Highlights
•	Opened initial sales office in Europe with facility in Bönen, Germany, in January, to support the rapid expansion of its European operations.

•	Signed distribution agreements during the first quarter solidifying the company’s presence in the growing European market.
•	Entered into a distribution agreement with DMT Plasticolor, in March, to supply Cereplast bioplastic resins to the Croatian market.

•	Signed distribution agreements in January with BioWorks Pl, ColorTec S.r.l., and Euroink Romania, to supply bioplastic resin to the Southern Italian, Polish, Romanian, and Slovenian markets.
•	Launched a new trademarked icon, in April, to help consumers identify products made from bioplastics. The new symbol is a result of Cereplast’s “Make Your Mark” competition which produced a new icon that will represent the next generation of plastics — bio-based, biodegradable, and compostable plastics that protect and preserve the environment. The new icon will be used in a similar fashion to the recycling symbol as it will be stamped on products and serve as an identifying mark of bioplastic material.

•	Announced Italy-based bioplastic manufacturing plant, in May, to create efficiencies and enable continued expansion into European market. The plant is expected to have 100,000 tons of capacity and is to be financed by local Italian financial institutions.
First Quarter 2011 Financial Results
Revenues for the first quarter of 2011 of $7.2 million, compared to $0.3 million for the first quarter of 2010. The increase is the result of the significant growth in order flow from contracts signed in the last two quarters.
Gross profit in the first quarter of 2011 was $0.7 million, or 9.7% of revenue, compared to $0.1 million, or 31.7% for the first quarter of 2010. The expected decrease in gross margin reflects unusually high margins on very low volume sales in the prior year period, combined with the company’s stated strategy for the first quarter 2011 to gain critical mass by offering low introductory pricing to certain key customers to support their programs to bring new bioplastic products to market. This strategy has proven effective in contributing to strong sales growth and growing market share as demonstrated by the increase in revenue for the first quarter of 2011.
First quarter 2011 net loss was $1.8 million, or $0.12 per share, compared to a net loss of $1.7 million, or $0.17 per share in the same period a year ago.
Financial Condition
As of March 31, 2011, the company had total cash and cash equivalents of $7.2 million, compared to $2.4 million as of December 31, 2010 and working capital of $17.5 million. The net increase in cash is primarily proceeds received from a private placement offering and additional growth capital received from a venture loan facility. Shareholders’ equity as of March 31, 2011 was $17.1 million, compared to $6.9 million as of December 31, 2010. Net cash used in operating activities for the first quarter of 2011 was $8.9 million, compared to $1.4 million for the same period in 2010. The increase in cash used for operating activities was primarily a result of the expected increase in accounts receivable amounts reflecting the significant sales growth.
Financial Guidance
The Company reiterates its 2011 revenue guidance of $28.0 million to $34.0 million, up from the originally stated 2011 guidance of $24.0 million to $32.0 million, representing a significant increase over its 2010 revenue of $6.3 million.
Conference Call
The Company will conduct a conference call and live webcast on May 16th, 2011 at 2:00 p.m. PDT (5:00 p.m. EDT), to discuss its first quarter 2011 financial results. Participating in the call will be Mr. Frederic Scheer, Chairman and Chief Executive Officer and Heather Sheehan, Chief Financial Officer.
To join the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-312-5508. International callers should dial 253-237-1135. A live webcast and archive of the call will also be available on the Investor Relations section of Cereplast’s website at www.cereplast.com. If you are unable to participate in the call at this time, a telephonic replay will be available for three days starting two hours after the conclusion of the call. To access the telephonic replay, dial 800-642-1687, international callers dial 706-645-9291, and enter the Conference ID, 63834298.
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, biodegradable, compostable and sustainable plastics, which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics, and packaging. Learn more at www.cereplast.com.
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements.

Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
Contacts:

Cereplast, Inc.	Lippert/Heilshorn & Associates, Inc.
Public Relations	Investor Relations
Nicole Cardi	Mary Magnani/Tim Dien
(310) 615-1900 x154	(415) 433-3777
ncardi@cereplast.com	cereplast@lhai.com
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CEREPLAST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash	$7,185	$2,391
Accounts Receivable, Net	11,665	5,289
Inventory, Net	1,794	1,392
Prepaid Expenses and Other Current Assets	142	65

Total Current Assets	20,786	9,137

Property and Equipment
Property and Equipment	5,647	5,564
Accumulated Depreciation and Amortization	(2,423)	(2,213)

Property and Equipment, Net	3,224	3,351

Other Assets
Restricted Cash	43	43
Deferred Loan Costs	387	266
Intangible Assets, Net	109	173
Deposits	24	14

Total Other Assets	563	496

Total Assets	$24,573	$12,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$1,380	$2,567
Accrued Expenses	1,327	1,251
Capital Leases, Current Portion	11	9
Loan Payable, Current Portion	584	149

Total Current Liabilities	3,302	3,976

Long-Term Liabilities
Loan Payable	4,202	2,119

Total Long-Term Liabilities	4,202	2,119

Total Liabilities	7,504	6,095

Shareholders’ Equity
Preferred Stock, $0.001 par value; 5,000,0000 shares authorized and none outstanding	—	—
Common Stock, $0.001 par value;
495,000,000 shares authorized; 15,688,634 and 12,992,195 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	16	13
Common Stock Subscribed, not issued	154	—
Additional Paid in Capital	61,557	49,737
Accumulated Deficit	(44,683)	(42,933)
Accumulated Other Comprehensive Income	25	72

Total Shareholders’ Equity	17,069	6,889

Total Liabilities and Shareholders’ Equity	$24,573	$12,984

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(unaudited, in thousands, except per share data)

	Three months ended
	March 31, 2011	March 31, 2010
GROSS SALES	$7,285	$319
Sales Discounts, Returns and Allowances	(45)	(29)

NET SALES	7,240	290

COST OF SALES	6,538	198

GROSS PROFIT	702	92

Research and Development	250	77
Selling, General and Administrative	2,043	1,480

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(1,591)	(1,465)

OTHER EXPENSES
Restructuring Costs	—	219
Interest Expense, Net	159	1

TOTAL OTHER EXPENSE, NET	159	220

NET LOSS	$(1,750)	$(1,685)
OTHER COMPREHENSIVE INCOME
(Loss) Gain on Foreign Currency Translation	(47)	18

TOTAL COMPREHENSIVE LOSS	$(1,797)	$(1,667)

BASIC AND DILUTED LOSS PER SHARE	$(0.12)	$(0.17)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	14,873	9,868

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands, except shares data)

	Three Months Ended
	March 31, 2011	March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,750)	$(1,685)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities Depreciation and Amortization	216	155
Allowance for Doubtful Accounts	42	(1)
Common Stock Issued for Services, Salaries and Wages	584	175
Amortization of Loan Discount	19	—
Loss on Disposal of Leasehold Improvements	—	12
Impairment of Intangible Assets	64	—
Changes in Operating Assets and Liabilities
Accounts Receivable	(6,417)	64
Deferred Loan Costs	28	—
Inventory	(403)	(110)
Deposits	(10)	42
Prepaid Expenses	(76)	181
Restricted Cash	—	(43)
Intangibles	—	(1)
Accounts Payable	(1,337)	(223)
Accrued Expenses	97	81

NET CASH USED IN OPERATING ACTIVITIES	(8,943)	(1,353)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment, and Intangibles	(89)	(53)

NET CASH USED IN INVESTING ACTIVITIES	(89)	(53)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(1)	(9)
Payments made on Notes Payable	—	(54)
Proceeds from Loan Payable, Net of Loan Costs	2,502	21
Proceeds from Issuance of Common Stock and Subscriptions, Net of Issuance Costs	11,372	1,289

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,873	1,247

FOREIGN CURRENCY TRANSLATION	(47)	18

NET INCREASE (DECREASE) IN CASH	4,794	(141)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,391	1,306

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,185	$1,165